Exhibit 5.1

January 27, 2023

Nano Dimension Ltd.

2 Ilan Ramon

Ness Ziona

Israel 7403635

Re: Nano Dimension Ltd. Registration Statement on Form S-8

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933, as amended (the “Act”), by Nano Dimension Ltd., a company incorporated under the laws of the State of Israel (the “Company”), of an additional 51,880,393 of its Ordinary Shares, par value NIS 5.00 per share (the “Registered Shares”), that are to be offered and may be issued under the Nano Dimension Ltd. Employee Stock Option Plan (2015), as amended (the “Plan”), the following opinion is furnished to you to be filed with the Securities and Exchange Commission (the “Commission”) as Exhibit 5.1 to the Company’s Registration Statement on Form S-8 (the “Registration Statement”) under the Act.

We have acted as Israeli counsel to the Company in connection with the Registration Statement, and we have examined originals or photocopies or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Articles of Association of the Company as presently in effect; (iii) resolutions of the board of directors which relate to the Registration Statement and the Plan; and (iv) such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company as we have deemed relevant and necessary as a basis for the opinions hereafter set forth. We have also made inquiries of such officers and representatives as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, confirmed as photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. In addition, we have assumed that the Registered Shares and any equity awards that provide for the acquisition thereof will be granted in accordance with the Plan and the Company’s Amended and Restated Articles of Association.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

Based on and subject to the foregoing, we are of the opinion that the Registered Shares issuable under the Plan have been duly authorized and, when issued and paid for in accordance with the terms of the Plan and applicable grant agreements, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing in the Registration Statement in connection with Israeli law. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester Israel (Har-Even & Co.)
Sullivan & Worcester Israel (Har-Even & Co.)